Exhibit 1.1
EXECUTION VERSION

SUBSCRIPTION AGREEMENT
This Subscription Agreement (this “Subscription Agreement”) is entered into this _____ day of February, 2023, by and between Mirion Technologies, Inc., a Delaware corporation (the “Issuer”), and the entity named on the signature page hereto (“Subscriber”).
RECITALS
WHEREAS, Subscriber desires to subscribe for and purchase from the Issuer that number of shares of Class A common stock, par value $0.0001 per share (the “Class A Shares”) of the Issuer as set forth on the signature page hereto (the “Acquired Shares”), for the purchase price per share set forth on the signature page hereto (the “Purchase Price”), and the Issuer desires to issue and sell to Subscriber the Acquired Shares pursuant to an effective registration statement under the Securities Act (as defined below) in consideration of the payment of the Purchase Price therefor by or on behalf of Subscriber to the Issuer, all on the terms and conditions set forth herein.
NOW, THEREFORE, in consideration of the foregoing and the mutual representations, warranties and covenants, and subject to the conditions, herein contained, and intending to be legally bound hereby, the parties hereto hereby agree as follows:
For ease of administration, this single Subscription Agreement is being executed so as to enable each Subscriber identified on the signature page hereto to enter into a Subscription Agreement severally (but not jointly with all other Subscribers (each an “Other Subscriber”), if any). The parties hereto agree that (i) this Subscription Agreement shall be treated as if it were a separate agreement with each Subscriber listed on the signature page, as if each Subscriber had executed a separate Subscription Agreement naming only itself as Subscriber, and (ii) no Subscriber listed on the signature page shall have any liability under this Subscription Agreement for the obligations of any Other Subscriber so listed.
1.Subscription. Pursuant to the terms and subject to the conditions set forth herein, at the closing of the subscription contemplated hereunder (the “Closing”), Subscriber hereby agrees to subscribe for and purchase from the Issuer, and the Issuer hereby agrees to issue and sell to Subscriber, the Acquired Shares, upon payment by Subscriber of a sum equal to the Purchase Price multiplied by the Acquired Shares (such subscription and issuance, the “Subscription”).
2.Closing.
(1)The Closing shall occur on February 23, 2023, or as otherwise mutually agreed by the parties hereto (such date the “Closing Date”). Not less than one (1) business day prior to the Closing Date, the Issuer shall provide to Subscriber the Issuer’s wire instructions, on Issuer letterhead and executed by the Issuer’s Chief Executive Officer or Chief Financial Officer. On the Closing Date, Subscriber shall deliver to the Issuer the aggregate Purchase Price for the Acquired Shares by wire transfer of U.S. dollars in immediately available funds against delivery by the Issuer of the Acquired Shares in book-entry form, free and clear of any liens or other restrictions whatsoever, in the name of Subscriber (or its nominee in accordance with its delivery instructions) or to a custodian designated by Subscriber, as applicable (it being understood that funding of the aggregate Purchase Price for the Acquired Shares shall be delivered substantially concurrently with delivery of the Acquired Shares to the Subscriber).
(2)On or prior to the Closing Date, the Issuer shall deliver or cause to be delivered to Subscriber (i) the Prospectus and Prospectus Supplement (each as defined below), which may be delivered in accordance with Rule 172 under the Securities Act of 1933, as amended (the “Securities Act”), (ii) a good standing certificate for the Issuer, issued by the Secretary of State of the State of Delaware, dated not more than five (5) business days prior to the Closing Date, and (iii) a certificate signed by the Chief Executive Officer and either the Chief Legal Officer or the Chief

Financial Officer of the Issuer to the effect that (A) all representations and warranties made by the Issuer in this Subscription Agreement are true and correct in all material respects as of the Closing Date (other than (i) those representations and warranties expressly made as of an earlier date, which shall be true and correct in all material respects as of such date, and (ii) those representations and warranties that are already qualified by materiality, which shall be true and correct as of the Closing Date), in each case without giving effect to the consummation of the Subscription, (B) all obligations, covenants and agreements to be performed or complied with by the Issuer at or prior to the Closing have been performed or complied with by it, except where the failure of such performance or compliance would not or would not reasonably be expected to prevent, materially delay, or materially impair the ability of the Issuer to consummate the Closing, and (C) all of the conditions set forth in Section 2(c) have been satisfied.
(3)The Closing shall be subject to satisfaction or written waiver of the conditions that, on the Closing Date:
(a)solely with respect to Subscriber’s obligation to close, all representations and warranties made by the Issuer in this Subscription Agreement shall be true and correct in all material respects as of the Closing Date (other than (i) those representations and warranties expressly made as of an earlier date, which shall be true and correct in all material respects as of such date, and (ii) those representations and warranties that are already qualified by materiality, which shall be true and correct as of the Closing Date), in each case without giving effect to the consummation of the Subscription;
(b)solely with respect to the Issuer’s obligation to close, all representations and warranties made by Subscriber in this Subscription Agreement shall be true and correct in all material respects as of the Closing Date (other than (i) those representations and warranties expressly made as of an earlier date, which shall be true and correct in all material respects as of such date and (ii) those representations and warranties that are already qualified by materiality, which shall be true and correct as of the Closing Date), in each case without giving effect to the consummation of the Subscription;
(c)solely with respect to Subscriber’s obligation to close, the Issuer shall have performed, satisfied and complied in all respects with all covenants, agreements and conditions required by this Subscription Agreement to be performed, satisfied or complied with by it at or prior to the Closing, except where the failure of such performance or compliance would not or would not reasonably be expected to prevent, materially delay, or materially impair the ability of the Issuer to consummate the Closing;
(d)solely with respect to the Issuer’s obligation to close, Subscriber shall have performed, satisfied and complied in all respects with all covenants, agreements and conditions required by this Subscription Agreement to be performed, satisfied or complied with by it at or prior to the Closing, except where the failure of such performance or compliance would not or would not reasonably be expected to prevent, materially delay, or materially impair the ability of Subscriber to consummate the Closing;
(e)solely with respect to the Subscriber’s obligation to close, no Material Adverse Effect (as defined below) shall have occurred since the date hereof;
(f)solely with respect to the Subscriber’s obligation to close, the Issuer shall have delivered the items set forth in Section 2(b);
(g)there shall not be in force any order, judgment, injunction, decree, writ, stipulation, determination or award, in each case, entered by or with any governmental authority (including any court), statute, rule or regulation enjoining or prohibiting the consummation of the Subscription;

(h)no suspension by the New York Stock Exchange (“NYSE”) of the qualification of the Acquired Shares for offering or sale or trading in the United States, or initiation or threatening of any proceedings by the NYSE for any of such purposes, shall have occurred and the Acquired Shares shall have been approved for listing on the NYSE, subject to official notice of issuance; and
(i)no stop order suspending the effectiveness of the Shelf Registration Statement (as defined below) or any part thereof, or preventing or suspending the use of the Prospectus or the Prospectus Supplement or any part thereof, shall have been issued, and no proceedings for that purpose or otherwise under the Securities Act, shall have been initiated or threatened in writing by the Commission (as defined below), and no objection shall have been raised by the NYSE with respect to the consummation of the transactions contemplated by this Subscription Agreement.
(4)At or prior to the Closing, the parties hereto shall take, or cause to be taken, all actions and do, or cause to be done, all things necessary, proper or advisable to consummate the transactions contemplated by this Subscription Agreement (including the Subscription) on the terms and conditions described herein.
(5)For purposes of this Subscription Agreement, “business day” shall mean any day other than (i) any Saturday or Sunday or (ii) any other day on which banks located in New York, New York are required or authorized by applicable law to be closed for business.
3.Issuer’s Representations, Warranties and Agreements. The Issuer hereby represents and warrants that:
(1)The Issuer has been duly incorporated and is validly existing as a corporation in good standing under the Delaware General Corporation Law (“DGCL”). The Issuer has all corporate power and authority to own, lease and operate its properties and conduct its business as presently conducted and to enter into, deliver and perform its obligations under this Subscription Agreement. Except as set forth on Schedule 3(a) hereto, all of the direct and indirect subsidiaries of the Issuer are set forth in Exhibit 21 to the Issuer’s Annual Report on Form 10-K for the fiscal year ended December 31, 2021 (each a “Subsidiary”). Each Subsidiary is an entity duly incorporated or otherwise organized, validly existing and (where applicable) in good standing under the laws of its jurisdiction of incorporation or organization, with the authority to own, lease and operate its properties and conduct its business as presently conducted. Each of the Issuer and the Subsidiaries is duly qualified to conduct business and (where applicable) is in good standing as a foreign corporation or other entity in each jurisdiction in which the nature of the business conducted or property owned by it makes such qualification necessary, except where the failure to be so qualified or (where applicable) in good standing, as the case may be, would not have or would not reasonably be expected to have a Material Adverse Effect. Except as disclosed in the SEC Documents, the Issuer owns, directly or indirectly, all of the capital stock or other equity interests of each Subsidiary free and clear of any liens, and all of the issued and outstanding shares of capital stock of each Subsidiary are validly issued and are fully paid, non-assessable and free of preemptive and similar rights to subscribe for or purchase securities.
(2)The Acquired Shares are duly authorized by the Issuer and, when issued and delivered to Subscriber against full payment for the Acquired Shares in accordance with the terms of this Subscription Agreement and registered with the Issuer’s transfer agent (the “Transfer Agent”), the Acquired Shares will be validly issued, fully paid and non-assessable, free and clear of any liens and other restrictions (other than those arising under this Subscription Agreement or applicable law) and will not have been issued in violation of or subject to any preemptive or similar rights created under the Issuer’s certificate of incorporation and bylaws or under the DGCL or otherwise.

(3)This Subscription Agreement has been duly authorized, validly executed and delivered by the Issuer and, assuming that this Subscription Agreement constitutes the valid and binding agreement of Subscriber, is the valid and binding obligation of the Issuer, and is enforceable against the Issuer in accordance with its terms, except as may be limited or otherwise affected by (i) applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other laws relating to or affecting the rights of creditors generally, and (ii) principles of equity, whether considered at law or equity.
(4)The execution, delivery and performance by the Issuer of this Subscription Agreement (including compliance by the Issuer with all of the provisions hereof), and the issuance and sale by the Issuer of the Acquired Shares, will not conflict with or result in a breach or violation of any of the terms or provisions of, or constitute a default under, or result in the creation or imposition of any lien, charge or encumbrance upon any of the property or assets of the Issuer or any Subsidiary pursuant to the terms of (i) any indenture, mortgage, deed of trust, loan agreement, lease, license or other agreement or instrument to which the Issuer or any Subsidiary is a party or by which the Issuer or any Subsidiary is bound or to which any of the property or assets of the Issuer or any Subsidiary is subject, which would be reasonably likely to have, individually or in the aggregate, a material adverse effect on the business, properties, assets, financial condition, stockholders’ equity or results of operations of the Issuer and its Subsidiaries, taken as a whole, or materially affect the validity or enforceability of this Subscription Agreement or the legal authority of the Issuer to perform in a timely manner its obligations under this Subscription Agreement (a “Material Adverse Effect”); (ii) the certificate of incorporation or bylaws of the Issuer; or (iii) any statute or any judgment, order, rule or regulation of any court or governmental agency or body, domestic or foreign, having jurisdiction over the Issuer or any of its properties that would be reasonably likely to have, individually or in the aggregate, a Material Adverse Effect.
(5)The Issuer is not in default or violation (and no event has occurred which, with notice or the lapse of time or both, would constitute a material default or violation) of any term, condition or provision of (i) the organizational documents of the Issuer, (ii) any loan or credit agreement, note, bond, mortgage, indenture, lease or other agreement, permit, franchise or license to which the Issuer is now a party or by which the Issuer’s properties or assets are bound or (iii) any statute or any judgment, order, rule or regulation of any court or governmental agency or body, domestic or foreign, having jurisdiction over the Issuer or any of its properties, except, in the case of clauses (ii) and (iii), for defaults or violations that have not had and would not be reasonably likely to have, individually or in the aggregate, a Material Adverse Effect.
(6)Except as set forth on Schedule 3(f) hereto, the Issuer is not required to obtain any consent, waiver, authorization or order of, give any notice to, or make any filing or registration with (other than filings that have already been made), any court or other federal, state, local or other governmental authority, self-regulatory organization or other person in connection with the execution, delivery and performance by the Issuer of this Subscription Agreement (including, without limitation, the issuance of the Acquired Shares), other than (i) filings with the Securities and Exchange Commission (the “Commission”), (ii) filings required by applicable state securities laws, (iii) filings required in accordance with Section 7(m) of this Subscription Agreement, (iv) filings required by the NYSE, and (v) any consent, waiver, authorization, order, notice or filing the failure of which to obtain or make would not be reasonably likely to have, individually or in the aggregate, a Material Adverse Effect.
(7)The Issuer has not issued any capital stock since its most recently filed periodic report under the Exchange Act (as defined below), other than pursuant to incentive awards issued under the Issuer’s incentive award plans. Except as have been waived, no person has any right of first refusal, preemptive right, right of participation, or any similar right to participate in the transactions contemplated by this Subscription Agreement (other than, for the avoidance of doubt, the rights of any Other Subscriber pursuant to this Subscription Agreement). All issued and outstanding Class A Shares and shares of Class B common stock (“Class B Shares”) have been duly authorized and validly issued, and are fully paid and non-assessable. Except as set forth above and in the SEC Documents, as of the date hereof and immediately prior to Closing, there are no outstanding options, warrants or other rights to subscribe for, purchase or acquire from the Issuer any Class A Shares, Class B Shares or other equity interests in the Issuer, or securities convertible into or exchangeable or exercisable for such equity interests. There are no stockholder agreements, voting trusts or other agreements or understandings to which the Issuer is a party or by which it is bound relating to the voting of any securities of the Issuer, other than as set forth in the SEC Documents (as defined below).
(8)The Issuer and its Subsidiaries have operated and currently are in compliance with all applicable laws, rules and regulations of the jurisdictions in which they are conducting business, except where such non-compliance would not be reasonably likely to have, individually or in the aggregate, a Material Adverse Effect. The Issuer has not received any written communication from a governmental entity that alleges that the Issuer is not in compliance with or is in default or violation of any applicable law, except where such non-compliance, default or violation would not be reasonably likely to have, individually or in the aggregate, a Material Adverse Effect.
(9)The issued and outstanding Class A Shares are registered pursuant to Section 12(b) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and are listed for trading on the NYSE under the symbol “MIR”. There is no suit, action, proceeding or investigation pending or, to the knowledge of the Issuer, threatened against the Issuer by the NYSE or the Commission, respectively, to prohibit or terminate the listing of the Class A Shares on the NYSE or to deregister the Class A Shares under the Exchange Act. The Issuer has taken no action that is designed to terminate the registration of the Class A Shares under the Exchange Act.
(10)The Acquired Shares that are offered and sold by the Issuer to Subscriber under the Subscription will be Class A Shares issued in a transaction registered under the Securities Act pursuant to the Issuer’s registration statement on Form S-3 (file no. 333-268445), which registration statement was originally filed with the Commission on November 17, 2022 and was declared effective by the Commission on November 28, 2022 (together with the prospectus forming part thereof and the documents incorporated by reference therein, the “Shelf Registration Statement,” and the prospectus included in the Shelf Registration Statement at the time it was declared effective by the Commission, the “Prospectus,” and the prospectus supplement of the Issuer containing certain supplemental information regarding the Acquired Shares and the terms of the offering of the Acquired Shares that has been or will be filed with the Commission in accordance with Rule 424, and delivered by the Issuer to the Subscriber, the “Prospectus Supplement”). The Shelf Registration Statement is effective under the Securities Act and no stop order suspending the effectiveness of the Shelf Registration Statement has been issued under the Securities Act and no proceedings for that purpose have been instituted or are pending or, to the Issuer’s knowledge, are threatened by the Commission. Such registered Acquired Shares, when issued to Subscriber and registered by the Transfer Agent, will not be subject to any restrictions on resale under federal or state securities laws, and will immediately be eligible for offer, sale, transfer, pledging or other disposition by Subscriber to any person. At the time the Shelf Registration Statement became effective, at the date of this Subscription Agreement and at the Closing Date, the Shelf Registration Statement conformed and will conform in all material respects to the requirements of the Securities Act, and did not and will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading; the Prospectus and any amendments or supplements thereto (including the Prospectus Supplement), at the time the Prospectus or any amendment or supplement thereto was issued and at the Closing Date, conformed and will conform in all material respects to the requirements of the Securities Act and did not and will not contain an untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. At the time of filing the Shelf Registration Statement, the Issuer was eligible to use Form S-3 and met the transaction requirements as set forth in General Instruction I.B.l of Form S-3.

(11)The Issuer has filed all reports, schedules, forms, statements and other documents required to be filed by the Issuer under the Securities Act and the Exchange Act, including pursuant to Section 13(a) or 15(d) thereof, for the two years preceding the date hereof (or such shorter period as the Issuer was required by law or regulation to file such material) (the foregoing materials, including the exhibits thereto and documents incorporated by reference therein, together with the Prospectus and the Prospectus Supplement, being collectively referred to herein as the “SEC Documents”) on a timely basis or has received a valid extension of such time of filing and has filed any such SEC Documents prior to the expiration of any such extension. None of the SEC Documents filed under the Exchange Act contained, when filed or, if amended prior to the date of this Subscription Agreement, as of the date of such amendment with respect to those disclosures that are amended, any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. provided, that with respect to information about any of the Issuer’s current or former equity holders and their respective affiliates contained in the SEC Documents, which information was provided by such other persons, the representation and warranty in this sentence is made to the Issuer’s knowledge. As of the date hereof, there are no material outstanding or unresolved comments in comment letters from the staff of the Division of Corporation Finance (the “Staff”) of the Commission with respect to any of the SEC Documents. The financial statements of the Issuer included in the SEC Documents comply in all material respects with applicable accounting requirements and the rules and regulations of the Commission with respect thereto as in effect at the time of filing. Such financial statements have been prepared in accordance with United States generally accepted accounting principles applied on a consistent basis during the periods involved (“GAAP”), except as may be otherwise specified in such financial statements or the notes thereto and except that unaudited financial statements may not contain all footnotes required by GAAP, and fairly present in all material respects the financial position of the Issuer and its consolidated Subsidiaries as of and for the dates thereof and the results of operations and cash flows for the periods then ended, subject, in the case of unaudited statements, to normal year-end audit adjustments.
(12)Except for such matters as have not had and would not be reasonably likely to have, individually or in the aggregate, a Material Adverse Effect, there is no (i) action, suit, claim or other proceeding, in each case by or before any governmental authority pending, or, to the knowledge of the Issuer, threatened against the Issuer or (ii) judgment, decree, injunction, ruling or order of any governmental entity or arbitrator outstanding against the Issuer.
(13)No broker, finder or other financial consultant has acted on behalf of Issuer in connection with this Subscription Agreement or the transactions contemplated hereby in such a way as to create any liability on Subscriber.
(14)Since September 30, 2022, there has been no event, occurrence or development that has had or that would reasonably be expected to have a Material Adverse Effect.
(15)The Issuer and the Subsidiaries are in material compliance with any and all applicable requirements of the Sarbanes-Oxley Act of 2002 that are effective as of the date hereof, and any and all applicable rules and regulations promulgated by the Commission thereunder that are effective as of the date hereof and as of the Closing Date. The Issuer and the Subsidiaries maintain a system of internal accounting controls designed to provide reasonable assurance that: (i) transactions are executed in accordance with management’s general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain asset accountability, (iii) access to assets is permitted only in accordance with management’s general or specific authorization, and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences. The Issuer and the Subsidiaries have established disclosure controls and procedures (as defined in Exchange Act Rules 13a-15(e) and 15d-15(e)) for the Issuer and the Subsidiaries and designed such disclosure controls and procedures to ensure that information required to be disclosed by the Issuer in the reports it files or submits under the Exchange Act is recorded, processed, summarized and reported, within the time periods specified in the Commission’s rules and forms. The Issuer’s certifying officers have evaluated the effectiveness of the disclosure controls and procedures of the Issuer and the Subsidiaries as of the end of the period covered by the most recently filed periodic report under the Exchange Act (such date, the “Evaluation Date”). The Issuer presented in its most recently filed periodic report under the Exchange Act the conclusions of the certifying officers about the effectiveness of the disclosure controls and procedures based on their evaluations as of the Evaluation Date. Except as set forth on Schedule 3(o), since the Evaluation Date, there have been no changes in the internal control over financial reporting (as such term is defined in the Exchange Act) of the Issuer and its Subsidiaries that have materially adversely affected, or is reasonably likely to materially adversely affect, the internal control over financial reporting of the Issuer and its Subsidiaries.
(16)The Issuer is not, and immediately after receipt of payment for the Acquired Shares, will not be required to register as an “investment company” within the meaning of the Investment Company Act of 1940, as amended. The Issuer shall conduct its business in a manner so that it will not become an “investment company” subject to registration under the Investment Company Act of 1940, as amended.
(17)Except as set forth in the SEC Documents, no person has any right to cause the Issuer or any Subsidiary to effect the registration under the Securities Act of any securities of the Issuer or any Subsidiary and any such rights have been satisfied or duly waived with respect to the offering being made hereunder.
(18)(i) None of the Issuer or any of its Subsidiaries, or any director, officer, or employee thereof, or, to the Issuer’s knowledge, any agent or representative of the Issuer or of any of its Subsidiaries, has taken or will take any action in furtherance of an offer, payment, promise to pay, or authorization or approval of the payment, giving or receipt of money, property, gifts or anything else of value, directly or indirectly, to any government official (including any officer or employee of a government or government-owned or controlled entity or of a public international organization, or any person acting in an official capacity for or on behalf of any of the foregoing, or any political party or party official or candidate for political office) in order to influence official action, or to any person in violation of any applicable anti-corruption laws; (ii) the Issuer and each of its Subsidiaries have conducted their businesses in compliance with applicable anti-corruption laws and have instituted and maintained and will continue to maintain policies and procedures reasonably designed to promote and achieve compliance with such laws and with the representations and warranties contained herein; and (iii) neither the Issuer nor any of its Subsidiaries will use, directly or indirectly, the proceeds of the offering in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any person in violation of any applicable anti-corruption laws.
(19)The operations of the Issuer and each of its Subsidiaries are and have been conducted at all times in material compliance with all applicable financial recordkeeping and reporting requirements, including those of the Bank Secrecy Act, as amended by Title III of the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (USA PATRIOT Act), and the applicable anti-money laundering statutes of jurisdictions where the Issuer and each of its Subsidiaries conduct business, the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any governmental agency (collectively, the “Anti-Money Laundering Laws”), and no action, suit or proceeding by or before any court or governmental agency, authority or body or any arbitrator involving the Issuer or any of its Subsidiaries with respect to the Anti-Money Laundering Laws is pending or, to the knowledge of the Issuer, threatened.
(20)The Issuer and each of its Subsidiaries have complied in all material respects and are presently in compliance in all material respects with all internal privacy policies, contractual obligations, applicable laws, statutes and judgments, orders, rules and regulations of any court or arbitrator or other governmental or regulatory authority, in each case, relating to the collection, use, transfer, import, export, storage, protection, disposal and disclosure by the Issuer or any of its Subsidiaries of personally identifiable or other regulated data (“Data Protection Obligations,” and such data, “Data”). The Issuer has not received any written notification of or complaint regarding material non-compliance with any Data Protection Obligation. There is no action, suit or proceeding by or before any court or governmental agency, authority or body pending or, to the Issuer’s knowledge, threatened alleging non-compliance with any Data Protection Obligation.
(21)The Issuer and each of its Subsidiaries have implemented reasonably appropriate controls, policies, procedures and technological safeguards to maintain and protect the information technology systems and Data used in connection with the operation of the Issuer’s and its Subsidiaries’ businesses. Without limiting the foregoing, the Issuer and its Subsidiaries have used reasonable efforts to implement appropriate controls, policies and procedures, and technological safe guards to establish and maintain reasonable data protection controls, policies and procedures that are designed to protect against and prevent breach, destruction, loss, unauthorized distribution, use, access, disablement, misappropriation or modification, or other compromise or misuse of any Data used in connection with the operation of the Issuer’s and its Subsidiaries’ businesses (“Breach”). To the Issuer’s knowledge, there has been no material Breach in the three (3) years prior to the date hereof, and the Issuer and its Subsidiaries have not been notified in writing of and have no knowledge of any event or condition that would reasonably be expected to result in, any such material Breach.
(22)The Issuer and each of its Subsidiaries have filed all U.S. federal, state, provincial, local and non-U.S. income tax returns and all other material tax returns required to be filed through the date of this Subscription Agreement and have paid all material taxes and other assessments of a similar nature (whether imposed directly or indirectly or through withholding) including any interest, additions to tax, or penalties applicable thereto due or claimed to be due from such entities (whether or not reflected on such returns), except any such taxes as are currently being contested in good faith and by appropriate proceedings and for which adequate reserves have been established in the financial statements of the Issuer in accordance with GAAP, and no material tax deficiency has been, or could reasonably be expected to be, asserted against or determined adversely to the Issuer or any of its Subsidiaries or any of their respective properties or assets, nor does the Issuer or any of its Subsidiaries have any notice or knowledge of any such tax deficiency.
(23)Except as set forth in the SEC Documents, none of the officers or directors of the Issuer or any Subsidiary and, to the knowledge of the Issuer, none of the employees of the Issuer or any Subsidiary is presently a party to any transaction with the Issuer or any Subsidiary (other than for services as employees, officers and directors), including any contract, agreement or other arrangement providing for the furnishing of services to or by, providing for rental of real or personal property to or from, providing for the borrowing of money from or lending of money to or otherwise requiring payments to or from any officer, director or such employee or, to the knowledge of the Issuer, any entity in which any officer, director, or any such employee has a substantial interest or is an officer, director, trustee, stockholder, member or partner, in each case in excess of $120,000 other than for (i) payment of salary or consulting fees for services rendered, (ii) reimbursement for expenses incurred on behalf of the Issuer, or (iii) other employee benefits, including incentive award agreements under any incentive award plan of the Issuer.
4.Subscriber’s Representations, Warranties and Agreements. Subscriber hereby represents and warrants that:
(1)Subscriber has been duly organized, formed or incorporated, as the case may be, and is validly existing in good standing under the laws of its jurisdiction of organization, formation or incorporation, as the case may be, with all requisite power and authority to enter into, deliver and perform its obligations under this Subscription Agreement, and this Subscription Agreement has been duly authorized, validly executed and delivered by Subscriber.
(2)Assuming that this Subscription Agreement constitutes the valid and binding agreement of the Issuer, this Subscription Agreement is the valid and binding obligation of Subscriber, and is enforceable against Subscriber in accordance with its terms, except as may be limited or otherwise affected by (i) applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other laws relating to or affecting the rights of creditors generally, and (ii) principles of equity, whether considered at law or equity.
(3)The execution, delivery and performance by Subscriber of this Subscription Agreement and the consummation of the transactions contemplated herein do not and will not conflict with or result in a breach or violation of any of the terms or provisions of, or constitute a default under, or result in the creation or imposition of any lien, charge or encumbrance upon any of the properties or assets of Subscriber or any of its subsidiaries, if applicable, pursuant to the terms of (i) any indenture, mortgage, deed of trust, loan agreement, lease, license or other agreement or instrument to which Subscriber or, if applicable, any of its subsidiaries is a party or by which Subscriber or, if applicable, any of its subsidiaries is bound or to which any of the properties or assets of Subscriber or, if applicable, any of its subsidiaries is subject or bound, which would be reasonably likely to have, individually or in the aggregate, a material adverse effect on the business, properties or financial condition of Subscriber, or, if applicable, the stockholders’ equity or results of operations of Subscriber or, if applicable, any of its subsidiaries, taken as a whole (a “Subscriber Material Adverse Effect”), or materially affect the legal authority of Subscriber to comply in all material respects with Subscriber’s obligations under this Subscription Agreement, (ii) the organizational documents of Subscriber, or (iii) any statute or any judgment, order, rule or regulation of any court or governmental agency or body, domestic or foreign, having jurisdiction over Subscriber or, if applicable, any of its subsidiaries or any of their respective properties that would be reasonably likely to have, individually or in the aggregate, a Subscriber Material Adverse Effect or materially affect the legal authority of Subscriber to comply in all material respects with Subscriber’s obligations under this Subscription Agreement.
(4)Subscriber is experienced in investing in equity securities and capable of evaluating investment risks independently in connection with its participation in the Subscription.
(5)The purchase of Acquired Shares by Subscriber has not been solicited by or through anyone other than the Issuer.
(6)Subscriber represents and warrants that Subscriber is not (i) a person or entity named on the List of Specially Designated Nationals and Blocked Persons administered by the U.S. Treasury Department’s Office of Foreign Assets Control (“OFAC”) or in any Executive Order issued by the President of the United States and administered by OFAC (“OFAC List”), or a person or entity prohibited by any OFAC sanctions program, (ii) a Designated National as defined in the Cuban Assets Control Regulations, 31 C.F.R. Part 515 or (iii) a non-U.S. shell bank or providing banking services indirectly to a non-U.S. shell bank. Subscriber agrees to provide law enforcement agencies, if requested thereby, such records as required by applicable law, provided, that Subscriber is permitted to do so under applicable law. Subscriber represents that if it is a financial institution subject to the Bank Secrecy Act (31 U.S.C. Section 5311 et seq.) (the “BSA”), as amended by the USA PATRIOT Act of 2001 (the “PATRIOT Act”), and its implementing regulations (collectively, the “BSA/PATRIOT Act”), that Subscriber, directly or indirectly through a third-party administrator, maintains policies and procedures reasonably designed to comply with applicable obligations under the BSA/PATRIOT Act. Subscriber also represents that, to the extent required, it, directly or indirectly through a third-party administrator, maintains policies and procedures reasonably designed for the screening of its investors against the OFAC sanctions programs, including the OFAC List. Subscriber further represents and warrants that, to the extent required, it, directly or indirectly through a third-party administrator, maintains policies and procedures reasonably designed to ensure that the funds held by Subscriber and used to purchase the Acquired Shares were legally derived.
(7)In making its investment decision to purchase the Acquired Shares, Subscriber has relied solely on the information contained or incorporated by reference in the Registration Statement, Prospectus and Prospectus Supplement and the representations, warranties, covenants and agreements of the Issuer contained herein.
(8)Subscriber acknowledges that it is aware that there are substantial risks incident to the purchase and ownership of the Acquired Shares, including those set forth in the SEC Documents. Subscriber is able to fend for itself in the transactions contemplated herein, has such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of an investment in the Acquired Shares, and Subscriber has sought such accounting, legal and tax advice as Subscriber has considered necessary to make an informed investment decision. Subscriber acknowledges that the Issuer has not (i) given to Subscriber, or authorized anyone to give to Subscriber, any information, or (ii) made to Subscriber, or authorized anyone to make to Subscriber, any representations about the Subscription, the Issuer, the Subsidiaries or its or their respective businesses, in each case, that is different from, or in addition to, that which is contained in the SEC Documents or in this Subscription Agreement.
(9)No broker, finder or other financial consultant has acted on behalf of Subscriber in connection with this Subscription Agreement or the transactions contemplated hereby in such a way as to create any liability on the Issuer.
(10)At the Closing, Subscriber will have sufficient immediately available funds to pay the aggregate Purchase Price for the Acquired Shares pursuant to Section 2 of this Subscription Agreement.
5.Termination. This Subscription Agreement shall terminate and be void and of no further force and effect, and all rights and obligations of the parties hereunder shall terminate without any further liability on the part of any party in respect thereof, upon the earliest to occur of (i) the mutual written agreement of each of the parties hereto to terminate this Subscription Agreement, (ii) any condition contained in Section 2 herein not being satisfied or waived on or prior to the Closing and, as a result thereof, the Subscription and the other transactions contemplated by this Subscription Agreement are not or will not be consummated at the Closing, and (iii) March 7, 2023, if the Closing has not occurred on or before such date; provided, that nothing herein will relieve any party from liability for any willful breach hereof prior to the time of termination, and each party will be entitled to any remedies at law or in equity to recover losses, liabilities or damages arising from such breach.
6.No Short Sales. Subscriber agrees that, from the date of this Subscription Agreement until the Closing or the earlier termination of this Subscription Agreement, none of Subscriber or any person or entity acting on behalf of Subscriber pursuant to any understanding with Subscriber will engage in any Short Sales with respect to securities of the Issuer. For the purposes hereof, “Short Sales” shall include, without limitation, all “short sales” as defined in Rule 200 promulgated under Regulation SHO under the Exchange Act, and all types of direct and indirect stock pledges (other than pledges in the ordinary course of business as part of prime brokerage arrangements), forward sale contracts, options, puts, calls, swaps and similar arrangements (including on a total return basis), including through non-U.S. broker dealers or foreign regulated brokers. This Section 6 shall not apply to any sale (including the exercise of any redemption right) of securities of the Issuer (i) held by the Subscriber, its controlled affiliates or any person or entity acting on behalf of Subscriber or any of its controlled affiliates prior to the execution of this Subscription Agreement or (ii) purchased by Subscriber, its controlled affiliates or any person or entity acting on behalf of Subscriber or any of its controlled affiliates in open market transactions after the execution of this Subscription Agreement. Further, for the avoidance of doubt, this Section 6 shall not apply to ordinary course, non-speculative hedging transactions. Notwithstanding the foregoing, (a) nothing herein shall prohibit other entities under common management with Subscriber that have no knowledge of this Subscription Agreement or of Subscriber’s participation in the Subscription (including Subscriber’s affiliates) from entering into any Short Sales and (b) in the case of a Subscriber that is a multi-managed investment vehicle whereby separate portfolio managers manage separate portions of such Subscriber’s assets and the portfolio managers have no knowledge of the investment decisions made by the portfolio managers managing other portions of such Subscriber’s assets, then, in each case, the representation set forth above shall only apply with respect to the portion of assets managed by the portfolio manager that made the investment decision to purchase the Acquired Shares covered by this Subscription Agreement.
7.Miscellaneous.
(1)Subscriber acknowledges that the Issuer will rely on the acknowledgments, understandings, agreements, representations and warranties made by Subscriber and contained in this Subscription Agreement. Issuer acknowledges that Subscriber will rely on the acknowledgements, understandings, agreements, representations and warranties of the Issuer contained in this Subscription Agreement. Prior to the Closing, Subscriber and the Issuer agree to promptly notify the other party if any of its acknowledgments, understandings, agreements, representations or warranties set forth herein are no longer accurate in all material respects.
(2)Neither this Subscription Agreement nor any rights that may accrue to Subscriber hereunder may be transferred or assigned, other than the transfer and assignment by Subscriber of its rights and obligations under this Subscription Agreement to its affiliates or to one or more funds or accounts managed by the same investment manager or investment adviser that manages or advises Subscriber (subject to such assignee(s) executing a subscription agreement in substantially the same form as this Subscription Agreement, including with respect to the Purchase Price and all other material terms and conditions hereof).
(3)The Issuer may request from Subscriber such additional information as may be reasonably necessary to evaluate the eligibility of the Subscriber to acquire the Acquired Shares, and the Subscriber shall promptly provide such information as may be reasonably requested, to the extent within the Subscriber’s possession and control or otherwise readily available to Subscriber; provided that the Issuer agrees to keep any such information confidential except to the extent required to be disclosed by applicable law.
(4)This Subscription Agreement may not be modified, waived or terminated (other than pursuant to Section 5 above) except by an instrument in writing, signed by the party against whom enforcement of such modification, waiver, or termination is sought.
(5)This Subscription Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof, and supersedes all prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof.
(6)Except as otherwise provided herein, this Subscription Agreement shall be binding upon, and inure to the benefit of, the parties hereto and their respective heirs, executors, administrators, successors, legal representatives and permitted assigns, and the agreements, representations, warranties, covenants and acknowledgments contained herein shall be deemed to be made by, and be binding upon, such heirs, executors, administrators, successors, legal representatives and permitted assigns.
(7)If any provision of this Subscription Agreement shall be invalid, illegal or unenforceable, the validity, legality or enforceability of the remaining provisions of this Subscription Agreement shall not in any way be affected or impaired thereby and shall continue in full force and effect.

(8)This Subscription Agreement may be executed in one (1) or more counterparts via email (including .pdf or by electronic signature complying with the U.S. federal ESIGN Act of 2000, e.g. www.docusign.com or www.echosign.com) or other transmission method and by different parties in separate counterparts, with the same effect as if all parties hereto had signed the same document. All counterparts so executed and delivered shall be construed together and constitute one and the same agreement. Delivery by electronic transmission to counsel for the other party hereto of a counterpart executed by a party shall be deemed to meet the requirements of the previous sentence.
(9)Each party shall pay all of its own expenses in connection with this Subscription Agreement and the transactions contemplated herein.
(10)All notices and other communications required or permitted hereunder shall be in writing and either delivered personally, emailed or sent by overnight mail via a reputable overnight carrier, or sent by certified or registered mail, postage prepaid, and shall be deemed to be given and received (i) when so delivered personally, (ii) when sent, with no mail undeliverable or other rejection notice, if sent by email, or (iii) three (3) business days after the date of mailing to the address below or to such other address or addresses as such person may hereafter designate by notice given hereunder. Such communications, to be valid, must be addressed as follows:
(i)if to Subscriber, to such address or addresses set forth on the signature page hereto;
(ii)if to the Issuer, to:
Mirion Technologies, Inc.
1218 Menlo Drive
Atlanta, Georgia 30318
Attention:    Brian Schopfer
    Emma Lee
Email:    bschopfer@mirion.com
    elee@mirion.com
with a copy to (which copy shall not constitute notice):

Davis Polk & Wardwell LLP
1600 El Camino Real
Menlo Park, California 94025
Attention:    Alan F. Denenberg
Email:    alan.denenberg@davispolk.com
(11)This Subscription Agreement, and any action, suit, dispute, controversy or claim arising out of this Subscription Agreement or the validity, interpretation, breach or termination of this Subscription Agreement, shall be governed by and construed in accordance with the internal laws of the State of Delaware regardless of the law that might otherwise govern under applicable principles of conflicts of law thereof.
(12)Each of the parties irrevocably consents to the exclusive jurisdiction and venue of the courts of the State of Delaware or the federal courts located in the State of Delaware in connection with any matter based upon or arising out of this Subscription Agreement, agrees that process may be served upon them in any manner authorized by the laws of the State of Delaware for such person and waives and covenants not to assert or plead any objection which they might otherwise have to such manner of service of process. Each party and any person asserting rights as a third-party beneficiary may do so only if he, she or it hereby waives, and shall not assert as a defense in any legal dispute, that: (a) such person is not personally subject to the jurisdiction of the above named courts for any reason; (b) such action may not be brought or is not maintainable in such court; (c)

such person’s property is exempt or immune from execution; (d) such action is brought in an inconvenient forum; or (e) the venue of such action is improper. Each party and any person asserting rights as a third-party beneficiary hereby agrees not to commence or prosecute any such action, claim, cause of action or suit other than before one of the above-named courts, nor to make any motion or take any other action seeking or intending to cause the transfer or removal of any such action, claim, cause of action or suit to any court other than one of the above-named courts, whether on the grounds of inconvenient forum or otherwise. Each party further consents to service of process by nationally recognized overnight courier service guaranteeing overnight delivery, or by registered or certified mail, return receipt requested, at its address specified pursuant to Section 7(j) of this Subscription Agreement. Process in any such suit, action or proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court. Notwithstanding the foregoing in this Section 7(l), any party may commence any action, claim, cause of action or suit in a court other than the above-named courts solely for the purpose of enforcing an order or judgment issued by one of the above-named courts.
(13)The Issuer shall, no later than 9:01 a.m., New York City time, on the first (1st) day that is a trading day on the NYSE immediately following the date of this Subscription Agreement, issue one or more press releases or file with the Commission a Current Report on Form 8-K (collectively, the “Disclosure Document”) disclosing all material terms of the transactions contemplated hereby and any other material, nonpublic information that the Issuer has provided to Subscriber at any time prior to the filing of the Disclosure Document unless the Issuer determines, in compliance with applicable laws and regulations, that any of such information is no longer material. From and after the issuance of the Disclosure Document, to the Issuer’s knowledge, Subscriber shall not be in possession of any material, non-public information received from or on behalf of the Issuer or any of its officers, directors or employees. In addition, effective upon the issuance of the Disclosure Document, the Issuer acknowledges and agrees that any and all confidentiality or similar obligations under this Subscription Agreement, whether written or oral, between the Issuer, any of its Subsidiaries or any of their respective officers, directors, agents, employees or affiliates, on the one hand, and Subscriber or any of its officers, directors, agents, employees or investment advisers, on the other hand, shall terminate. Notwithstanding anything in this Subscription Agreement to the contrary, each party hereto acknowledges and agrees that without the prior written consent of the other party hereto (such consent not to be unreasonably withheld, conditioned or delayed) it will not publicly make reference to such other party or any of its affiliates (including in the Disclosure Document) (i) in any promotional materials, media, or similar circumstances or (ii) in connection with the Subscription or this Subscription Agreement; except with respect to clause (ii), as required by law or regulation or at the request of the Staff of the Commission or such other applicable regulatory agency, or under the rules and regulations of the NYSE, including, without limitation, in connection with the filing by the Issuer of this Subscription Agreement (or a form of this Subscription Agreement) with the Commission and with the filing by the Issuer with the Commission of the Prospectus Supplement. Without limiting any of the foregoing provisions of this Section 7(m), the Subscriber shall be given reasonable time by the Issuer to review and provide comments on the Disclosure Document and such other legally required public disclosures prior to their filing and/or release (as applicable).
(14)The obligations of Subscriber and each Other Subscriber in connection with the Subscription under this Subscription Agreement are several and not joint, and Subscriber shall not be responsible in any way for the performance of the obligations of any Other Subscriber in connection with any other Subscription. Nothing contained herein, and no action taken by Subscriber or any Other Subscriber pursuant hereto, shall be deemed to constitute the Subscriber and Other Subscribers as a partnership, an association, a joint venture or any other kind of entity, or create a presumption that the Subscriber and Other Subscribers are in any way acting in concert or as a group with respect to such obligations or the transactions contemplated hereby. Subscriber and each Other Subscriber shall be entitled to independently protect and enforce its rights, and it shall not be necessary for any Other Subscriber to be joined as an additional party in any proceeding for such purpose.

(15)No failure or delay by a party hereto in exercising any right, power or remedy under this Subscription Agreement, and no course of dealing between the parties hereto, shall operate as a waiver of any such right, power or remedy of such party. No single or partial exercise of any right, power or remedy under this Subscription Agreement by a party hereto, nor any abandonment or discontinuance of steps to enforce any such right, power or remedy, shall preclude such party from any other or further exercise thereof or the exercise of any other right, power or remedy hereunder. The election of any remedy by a party hereto shall not constitute a waiver of the right of such party to pursue other available remedies. No notice to or demand on a party not expressly required under this Subscription Agreement shall entitle the party receiving such notice or demand to any other or further notice or demand in similar or other circumstances or constitute a waiver of the rights of the party giving such notice or demand to any other or further action in any circumstances without such notice or demand.
(16)The parties agree that irreparable damage would occur if this Subscription Agreement was not performed or the Closing is not consummated in accordance with its specific terms or was otherwise breached and that money damages or other legal remedies would not be an adequate remedy for any such damage. It is accordingly agreed that the parties hereto shall be entitled to equitable relief, including in the form of an injunction or injunctions, to prevent breaches or threatened breaches of this Subscription Agreement and to enforce specifically the terms and provisions of this Subscription Agreement in an appropriate court of competent jurisdiction as set forth in Section 7(m), this being in addition to any other remedy to which any party is entitled at law or in equity, including money damages. The right to specific enforcement shall include the right of the parties hereto to cause the other party hereto to cause the transactions contemplated hereby to be consummated on the terms and subject to the conditions and limitations set forth in this Subscription Agreement. The parties hereto further agree (i) to waive any requirement for the security or posting of any bond in connection with any such equitable remedy, (ii) not to assert that a remedy of specific enforcement pursuant to this Section 7(p) is unenforceable, invalid, contrary to applicable law or inequitable for any reason and (iii) to waive any defenses in any action for specific performance, including the defense that a remedy at law would be adequate.
[Signature Pages Follow]

IN WITNESS WHEREOF, each of the Issuer and Subscriber has executed or caused this Subscription Agreement to be executed by its duly authorized representative as of the date set forth below.
MIRION TECHNOLOGIES, INC.

By:
    Name: Thomas D. Logan
    Title: Chief Executive Officer

[Signature Page to Subscription Agreement]

SUBSCRIBER Signature of Subscriber: By: Name: Title:	Signature of Joint Subscriber, if applicable: By: Name: Title:
Name of Subscriber: (Please print. Please indicate name and capacity of person signing above)	Name of Joint Subscriber, if applicable: (Please Print. Please indicate name and capacity of person signing above)

Name in which securities are to be registered (if different from the name of Subscriber listed directly above):

Email Address:

If there are joint investors, please check one:
☐ Joint Tenants with Rights of Survivorship
☐ Tenants-in-Common
☐ Community Property

Business Address-Street: City, State, Zip:	Mailing Address-Street (if different): City, State, Zip:
Attn:	Attn:
Telephone No.: __________________________	Telephone No.: _____________________
[Signature Page to Subscription Agreement]

Facsimile No.: __________________________	Facsimile No.: ______________________
Purchase Price per Class A Share: $ __. Number of Acquired Shares: _________________.
For purposes of settlement, please provide the following information for each entity or person participating in the offering.

Name of Purchaser:

Broker DTC Participant Number:

Broker Name:

Name on Brokerage Account:

Broker Contact Name:

Broker Contact Number/E-mail:
[Signature Page to Subscription Agreement]